Exhibit 99.1

Verizon’s Separate Telephone Operations

in California, Florida and Texas

Condensed Combined Financial Statements

As of and for the three month periods ended March 31, 2015 and 2014

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

CONDENSED COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended March 31,
(dollars in millions)(unaudited)	2015	2014
Operating Revenues (including $153 and $140 from affiliates, respectively)	$1,448	$1,469
Operating Expenses (including $597 and $555 allocated from affiliates, respectively)
Cost of services and sales (exclusive of items shown below)	721	693
Selling, general and administrative expense	325	311
Depreciation and amortization expense	250	300

Total Operating Expenses	1,296	1,304
Operating Income	152	165
Interest expense, net (including nil and $12 allocated from affiliates, respectively)	(8)	(19)

Income Before Income Taxes	144	146
Income tax provision	(56)	(55)

Net Income and Comprehensive income	$88	$91

See Notes to Condensed Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS CONDENSED COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARENT FUNDING

(dollars in millions)(unaudited)	At March 31, 2015	At December 31, 2014
Assets
Current assets
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $46 and $42, respectively	$437	$505
Affiliates	331	246
Deferred income taxes	161	231
Prepaid expense and other	87	81

Total current assets	1,016	1,063

Plant, property and equipment	23,547	23,388
Less accumulated depreciation	(15,310)	(15,092)

	8,237	8,296

Prepaid pension asset	2,781	2,781
Intangible assets, net	7	7
Other assets	75	75

Total assets	$12,116	$12,222

Liabilities and Parent Funding
Current liabilities
Debt maturing within one year	$11	$9
Accounts payable and accrued liabilities:
Trade and other	599	593
Affiliates	675	778
Advanced billings and customer deposits	115	178
Other current liabilities	96	114

Total current liabilities	1,496	1,672

Long-term debt	642	627
Employee benefit obligations	2,142	2,155
Deferred income taxes	2,468	2,483
Other long-term liabilities	180	172

Total liabilities	6,928	7,109

Parent funding	5,188	5,113

Total liabilities and parent funding	$12,116	$12,222

See Notes to Condensed Combined Financial Statements

VERIZON SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS CONDENSED COMBINED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(dollars in millions)(unaudited)	2015	2014
Cash Flows From Operating Activities
Net Income	$88	$91
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	250	300
Deferred income taxes	54	40
Loss on fixed asset transactions	5	26
Employee retirement benefits	17	24
Bad debt expense	19	18
Changes in current assets and liabilities:
Accounts receivable non-affiliates	49	7
Other current assets	(5)	(42)
Accounts payable non-affiliates and accrued liabilities	6	(25)
Accounts receivables/payable affiliates, net	(198)	177
Advanced billings and customer deposits and other current liabilities	(80)	50
Other, net	(17)	(92)

Net cash provided by operating activities	188	574

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(174)	(177)
Other, net	1	—

Net cash used in investing activities	(173)	(177)

Cash Flows From Financing Activities
Repayments of capital lease obligations	(2)	—
Net change in parent funding, allocations and intercompany reimbursement	(13)	(397)

Net cash used in financing activities	(15)	(397)

Net change in cash	—	—
Cash, beginning of period	—	—

Cash, end of period	$—	$—

See Notes to Condensed Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, you should refer to the financial statements included in the Frontier Communications Corporation (“Frontier”) Current Report on Form 8-K filed with the SEC on May 4th, 2015.

Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group” or “we”) are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon” or “the Parent”) in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The condensed combined financial statements include the financial position, results of operations and cash flows of the Group, which consists of all or a portion of the following entities:

•	Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”),

•	Verizon Long Distance LLC (“VLD”),

•	Verizon Online LLC (“VOL”),

•	Verizon Select Services, Inc. (“VSSI”), and

•	Verizon Network Integration Corp. (“VNIC”).

The condensed combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements have been derived from the consolidated financial statements and accounting records of Verizon, principally from statements and records represented in the entities described above, and represent carve-out stand-alone condensed combined financial statements. The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and,

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal

Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

Financial statements have not historically been prepared for the Group as it did not operate as a separate business and did not constitute a separate legal entity. The accompanying condensed combined financial statements have been prepared using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within the Group’s books and records. The allocations impacted substantially all of the statements of income and comprehensive income items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. All significant intercompany transactions within the Group have been eliminated. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.

The businesses that comprise the condensed combined financial statements do not maintain cash balances independent of the Verizon consolidated group. Accordingly the Verizon consolidated group provides the cash management functions for the businesses in the condensed combined financial statements and the condensed combined statements of cash flows reflect the activities of the businesses in the condensed combined financial statements.

The methodology for preparing the financial statements included in the accompanying condensed combined financial statements is based on the following:

ILECs: All operations of the ILECs’ business in California, Florida and Texas are allocated entirely to the Group, and accordingly, are included in the condensed combined statements of assets, liabilities and parent funding and statements of income and comprehensive income except for affiliate notes payable, notes receivable, and related interest balances.

All other: For the condensed combined statements of assets, liabilities and parent funding, Verizon management evaluated the possible methodologies for allocation and determined that, in the absence of a more specific methodology, an allocation based on percentage of revenue best reflected the group’s share of the respective balances for most of the accounts, with the exception of the following: accounts receivable were calculated based on an applicable days sales outstanding ratio; accounts payable were calculated based on an applicable days payables outstanding ratio; plant, property and equipment were allocated based on the location of assets in state-specific records, except for construction in progress which was computed based on the respective percentage of the Group’s plant, property and equipment within California, Florida and Texas as compared to the total entity plant, property and equipment; and income tax-related accounts were computed based on specific tax calculations. Except for the ILEC’s discussed above, and as further discussed below, none of the employee benefit-related assets and liabilities nor general operating tax-related assets and liabilities were allocated. For the condensed combined statements of income and comprehensive income, operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the respective percentage of the Group’s revenue within California, Florida and Texas, to the total entity revenues. The tax provision was calculated as if the Group was a separate tax payer.

Management believes the assumptions and allocations are reasonable and reflect all costs of doing business in accordance with SAB Topic 1.B.1; however, they may not be indicative of the actual results of the Group had it been operating as an independent entity for the periods presented or the amounts that may be incurred by the Group in the future. Actual amounts that may have been incurred if the Group had been a stand-alone entity for the periods presented would depend on a number of factors, including the Group’s chosen organizational structure, what functions were outsourced or performed by the Group’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

On February 5, 2015, Verizon entered into a definitive agreement with Frontier pursuant to which Verizon agreed to contribute the Group to a newly formed legal entity and that entity will then be acquired by Frontier for approximately $10.5 billion, subject to certain adjustments and the assumption of debt. The transaction is subject to the satisfaction of certain closing conditions including, among others, receipt of state and federal telecommunications regulatory approvals. The transaction is expected to close during the first half of 2016.

Upon closing of the transaction, pursuant to the Employee Matters Agreement (“EMA”), any Verizon pension benefits under a tax qualified pension plan (other than the Verizon Wireless Retirement Plan and Western Union International, Inc. Pension Plan) relating to a Group employee as of closing will be transferred to a successor pension plan(s) maintained by Frontier or an affiliate thereof. The EMA describes the assets to be transferred from the Verizon pension plans to the Frontier pension plans, and a special funding provision that may provide additional Verizon company assets for pension funding purposes. The EMA also provides, with limited exception, that active post-retirement health, dental and life insurance benefits relating to Group employees as of closing will cease to be liabilities of the Verizon Welfare Plans or of Verizon and such liabilities will be assumed by the applicable transferred company and the applicable Frontier welfare plans. Accordingly, these EMA related plan assets or obligations will likely not be transferred to Frontier or its affiliates upon closing at the amounts reflected in these financial statements.

We have evaluated subsequent events through May 8, 2015, the date these condensed combined financial statements were available to be issued.

Summary of Significant Accounting Policies

Use of Estimates—The accompanying condensed combined financial statements have been prepared using US GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts; the recoverability of plant, property and equipment; the recoverability of intangible assets and other long lived assets; unbilled revenue; accrued expenses; pension and postretirement benefit assumptions; and income taxes. In addition, estimates were made to determine the allocations in preparing the condensed combined financial statements as described in the Basis of Presentation.

Fair Value Measurements—Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Recently Issued Accounting Standards

In January 2015, the accounting standard update related to the reporting of extraordinary and unusual items was issued. This standard update eliminates the concept of extraordinary items from US GAAP as part of an initiative to reduce complexity in accounting standards while maintaining or improving the usefulness of the information provided to the users of the financial statements. The presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and expanded to include items that are both unusual in nature and infrequent in occurrence. This standard update is effective as of the first quarter of 2016; however, earlier adoption is permitted. The adoption of this standard update is not expected to have a significant impact on the condensed combined financial statements.

In April 2015, the accounting standard update related to the simplification of the presentation of debt issuances costs was issued. This standard update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This standard update is effective as of the first quarter of 2016; however, earlier adoption is permitted. The adoption of this standard update is not expected to have a significant impact on the condensed combined financial statements.

In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update clarifies the principles for recognizing revenue and develops a common revenue standard for US GAAP and International Financial Reporting Standards. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. Upon adoption of this standard update, we expect that the allocation and timing of revenue recognition will be impacted. Although we currently expect to adopt this standard update during the first quarter of 2017, the Financial Accounting Standards Board, in April 2015, issued an exposure draft of a proposed accounting standard update that would delay by one year the effective date of its new revenue recognition standard. Although the proposed accounting standard update allows for early adoption as of the original public entity effective date, if the accounting standard update is issued as proposed, we would defer the adoption of this standard update until the first quarter of 2018.

There are two adoption methods available for implementation of the standard update related to the recognition of revenue from contracts with customers. Under one method, the guidance is applied retrospectively to contracts for each reporting period presented, subject to allowable practical expedients. Under the other method, the guidance is applied to contracts not completed as of the date of initial application, recognizing the cumulative effect of the change as an adjustment to the beginning balance of retained earnings, and also requires additional disclosures comparing the results to the previous guidance. We are currently evaluating these adoption methods and the impact that this standard update will have on our condensed combined financial statements.

2.	PARENT FUNDING

Changes in Parent Funding were as follows:

(dollars in millions)
Balance at January 1, 2015	$5,113
Net income	88
Net change due to parent funding, allocations and intercompany reimbursements	(13)

Balance at March 31, 2015	$5,188

The Parent Company funding in the condensed combined statements of assets, liabilities and parent funding represents Verizon’s historical funding of the Group. For purposes of these combined financial statements, funding requirements have been summarized as “Parent funding” without regard to whether the funding represents debt or equity. No separate equity accounts are maintained for the Group.

3.	DEBT

Changes to debt during the three months ended March 31, 2015 are as follows:

(dollars in millions)	Debt maturing within One Year	Long-term Debt	Total
Balance at January 1, 2015	$9	$627	$636
Increase in capital lease obligations	—	19	19
Repayments of capital lease obligations	(2)	—	(2)
Reclassifications	4	(4)	—

Balance at March 31, 2015	$11	$642	$653

The fair value of debt is determined using various methods, including quoted prices for identical terms and maturities, which is a Level 1 measurement, as well as quoted prices for similar terms and maturities in inactive markets and future cash flows discounted at current rates. The fair value of debt, excluding capital leases, was $656 million and $741 million at March 31, 2015 and December 31, 2014, respectively, as compared to the carrying value of $593 million at both March 31, 2015 and December 31, 2014.

The Group’s third party debt is guaranteed by Verizon. Each guarantee will remain in place for the life of the obligation unless terminated pursuant to its terms, including the ILECs no longer being wholly-owned subsidiaries of Verizon.

Additional Financing Activities (Non-Cash Transaction)

During the three months ended March 31, 2015, we financed, primarily through vendor financing arrangements, the purchase of approximately $19 million of long-lived assets, consisting primarily of network equipment. At March 31, 2015, $60 million of these financing arrangements, including those entered into in the prior year, remained outstanding. These purchases are non-cash financing activities and therefore not reflected within Capital expenditures on our condensed combined statements of cash flows.

4.	EMPLOYEE BENEFITS

The Group participates in Verizon’s benefit plans. Verizon maintains non-contributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the retirees and their dependents are both contributory and non-contributory, and include a limit on the share of cost for recent and future retirees. Verizon also sponsors defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The periodic income and expense related to Verizon’s benefit plans as well as the assets and obligations have been allocated by the Parent to ILECs on the basis of headcount and other factors deemed appropriate by management and with the assets and liabilities reflected as prepaid pension assets and employee benefit obligations in the condensed combined statements of assets, liabilities and parent funding. For all other entities, the assets and obligation have not been allocated. In all cases, benefit plan income and expense has been allocated to the entity based on headcount.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Group. The required information is provided on a consolidated basis in Verizon’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

Benefit Cost

The following table summarizes the allocated benefit costs related to the pension and postretirement health care and life insurance plans associated with the Groups’ operations.

(dollars in millions)	Pension		Health Care and Life
Three Months Ended March 31,	2015	2014	2015	2014
Net periodic benefit cost	$2	$8	$15	$16

Severance Benefits

During the three months ended March 31, 2015 and 2014, we paid $13 million and $2 million, respectively, in severance benefits. At March 31, 2015, we had a remaining severance liability of $49 million, a portion of which includes future contractual payments to employees separated as of March 31, 2015.

5.	TRANSACTIONS WITH AFFILIATES

Operating revenue includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three-part factor which is computed based on the average of relative revenue, plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1, “Basis of Presentation.” Affiliate operating revenue and expense amounts within the Group have been eliminated.

6.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business the Group is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. An estimate of a reasonably possible loss or range of loss in excess of the amounts already accrued cannot be made at this time due to various factors typical in contested proceedings, including (1) uncertain damage theories and demands; (2) a less than complete factual record; (3) uncertainty concerning legal theories and their resolution by courts or regulators; and (4) the unpredictable nature of the opposing party and its demands. The Group continuously monitors these proceedings as they develop and adjusts any accrual or disclosure as needed. The Group does not expect that the ultimate resolution of pending regulatory or legal matters in future periods will have a material effect on its financial condition, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters and the Group, from time to time, pays such penalties. The Group does not expect these penalties to have a material effect on its financial condition, but they could have a material effect on its results of operations.